Exhibit 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

Reference is made to the employment agreement between Mark J. Barrenechea and Open Text Corporation dated as of October 30, 2012 (the “Employment Agreement”). Defined terms used herein are as defined in the Employment Agreement unless otherwise stated.

The Employment Agreement is hereby amended to include the following new paragraph 2(i):

2(i)    Income Taxes and Tax Equalization

With respect to each tax year that is affected by the payment of compensation to Executive by the Corporation or its affiliates (collectively, “Open Text”), the Corporation shall pay Executive additional compensation so that Executive's income after payment of income and social taxes on his employment income from Open Text is not more than US$50,000 less than it would be if Executive had been only a resident of the states in the United States in which he resided during the applicable year, excluding for all purposes of this paragraph 2(i) any income tax obligations arising from the exercise of stock options following termination of the Executive's employment.  Open Text employment income means aggregate Base Salary, Variable Compensation, Long Term Compensation in the form of performance share units and restricted share units, stock options, the 2012 Equity Awards, or any other form of employment income contemplated by the Employment Agreement. Income and social taxes means aggregate provincial, state, local and federal income and employment taxes, and the applicable social taxes related thereto, in the United States, including state and local taxes, and Canada.

A tax equalization calculation shall be performed after the completion of Executive's United States and Canadian income tax returns each year to ensure that the amount of tax for which he is personally responsible is computed on the same basis as the income and social tax that Executive would have paid had he remained employed only in the states in the United States in which he resided during the applicable year. Open Text shall provide Executive with tax preparation assistance for so long as he is tax equalized, and all fees and expenses related to the tax advisors of Open Text shall be borne by the Corporation.  Executive authorizes Open Text to provide its tax advisors with such information relating to his employment and compensation as is necessary to give effect to this Amendment. Executive shall be entitled to an independent tax consultant to assist in the tax equalization calculation should he wish to retain one, and the Corporation shall reimburse Executive for all reasonable fees and expenses related to the independent tax consultant in an amount not to exceed $25,000 per year.

The payment mechanics to achieve the tax equalization is intended to avoid any obligation on the Executive to pay out of his own funds any tax liability or expense in anticipation of a future reimbursement or other credit of any kind, provided that Open Text shall make all withholdings required by law. Open Text shall either make arrangement for the payment of such additional taxes on your behalf or make a cash payment to Executive to achieve this objective.

Executive shall be responsible for the timely filing of income tax returns in the United States and Canada and for global taxes on his personal income.

IN WITNESS WHEREOF, the Executive and the Corporation have executed this Amendment as of the 24th day of January, 2013.

Open Text Corporation    Mark J. Barrenechea

/s/ Gordon Davies      /s/ Mark Barrenechea
Name: Gordon A. Davies
Title:    Chief Legal Officer and
Corporate Secretary